                                                                   EXHIBIT 99.1


FORT WORTH, Texas, Apr 30, 2003 (BUSINESS WIRE) --

Encore Acquisition Company ("Encore") (NYSE:EAC) today announced that first quarter 2003 net income available to shareholders increased to $18.0 million, or $0.59 per diluted common share, more than doubling first quarter 2002 net income of $7.1 million or $0.24 per diluted common share. First quarter 2003 net income included a gain of $0.9 million, net of tax, for the cumulative effect of an accounting change for the adoption of Statement of Financial Accounting Standards No. 143 ("SFAS" 143) "Accounting for Asset Retirement Obligations". Oil and natural gas revenues increased $23.5 million or 73% to $55.8 million from $32.3 million in 2002 fueled primarily from rising commodity prices and higher production volumes.

Reported production volumes for the first quarter increased to 22,088 barrels of oil equivalent ("boe") per day exceeding earlier estimates as the Company strategically took advantage of higher commodity prices by delaying conversions of selected producers to injectors in the Cedar Creek Anticline ("CCA"). In addition, several newly completed wells in the CCA and the Company's non-operated properties outperformed expectations. Compared with 2002 first quarter volumes of 19,494 boe per day, the first quarter increased 13% due primarily to the Company's continued successful developmental program in the CCA and the Permian Basin along with the Paradox Basin acquisition which was completed in the third quarter of 2002.

During the first quarter, the Company's average oil price realized was $27.87 per barrel, up $8.74 per barrel or 46%. Natural gas price realizations increased as well to $4.84 per thousand cubic feet ("mcf") or 86% in the first quarter 2003 from $2.60 per mcf for the same period last year.

Lease operating expenses continue to remain low and consistent with fourth quarter 2002 as Encore reports $4.50/boe for the first quarter. On a per boe basis, expenses were lower than expected due to higher production volumes and a reduced level of maintenance in the CCA. General and administrative costs for the first quarter increased to $1.23/boe from $0.85/boe for the same quarter last year due to an overall increase in staffing levels and non-recurring consulting services. The depletion, depreciation and amortization ("DD&A") rate was $3.92/boe for the first quarter compared with $4.88/boe for the same period last year. The decrease is primarily attributable to increased year-end reserves at December 31, 2002, and the adoption of SFAS 143 in the first quarter of 2003, which is discussed in more detail below.

The Company invested $23.4 million in the first quarter funding the successful drilling of 14 (8.3 net) vertical wells, seven (6.2 net) horizontal wells, 13 (12.0 net) re-entry wells and four (3.9 net) service/injection wells. The Company is currently maintaining a six-rig program, five in CCA and one in the Permian Basin.

With higher production and commodity prices generating higher levels of cash, Encore reduced its credit facility debt to $8.0 million at the end of the first quarter from $16.0 million at year-end 2002. At the end of the first quarter, the Company had $158.0 million in long-term debt and improved its debt-to-capitalization ratio from 36% at year-end 2002 to 33% at March 31, 2003.

As mentioned earlier, Encore's first quarter results reflect the adoption of SFAS 143. This statement requires companies to record a discounted liability in the period in which an asset retirement obligation ("ARO") is incurred and capitalize additional asset cost equal to the amount of the liability. This liability is then accreted up to the undiscounted liability each quarter through earnings. Upon adoption in the first quarter of 2003, we recognized a $4.0 million increase in the carrying values of proved properties, a $2.1 million decrease in accumulated DD&A, a $5.2 million increase in other non-current liabilities, and a gain of $0.9 million, net of tax, as a cumulative effect of accounting change. Encore recorded $64,000 of accretion expense in the first quarter of 2003 in "other operating expense." We expect to incur approximately the same amount for the second quarter of 2003.

Outlook for Second Quarter

As anticipated, reported production volumes in the second quarter are expected to average approximately 21,000 boe per day, a reduction of 1,000 boe per day. The reduction in volume is attributable to the Company drilling more injection wells in the second quarter, the natural decline of the Company's non-operated properties, and the increase in the net profits interest payment due to high oil prices. We remain on track to meet or exceed our previously announced 2003 volume goal of 7.7 million boe.

The Company placed additional hedges, primarily for 2004, during the quarter and a detailed schedule is attached.

Lease operating expenses are expected to increase to approximately $4.87/boe primarily due to a more active workover program and increased electricity costs. General and administrative costs are expected to be around $1.10/boe and are projected to remain at this level through the remainder of the year due to higher legal, accounting and other professional services. DD&A should be approximately $3.95/boe.

Encore expects to reduce its long-term debt to $150.0 million during the quarter and anticipates an effective tax rate of approximately 37%, with 90% deferred.

Capital expenditures for the second quarter are expected to be approximately $30 million for the ongoing five-rig development program.

The Board of Directors approved an increase to Encore's 2003 capital budget in the amount of $20 million to begin the second phase of the High-Pressure Air Injection Program. This increase, when added to the previously mentioned $105 million capital budget, will give the Company a capital budget of $125 million for the year.

Conference Call

Encore will host a conference call and web cast at 10:00 a.m. CDT on May 1, 2003. The conference call can be accessed by dialing 800.289.0468 and supplying the title "Encore Acquisition Company First Quarter Conference Call" and the web cast can be accessed via http://www.encoreacq.com. The replay by telephone will be available on the Web site or by dialing 719.457.0820 and using pass code 479514. The telephone replay will be available through May 8, 2003.

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore's oil and natural gas reserves are located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma, the Powder River Basin of Montana and the Paradox Basin of Utah.

This press release includes forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. However, the assumptions of management and the future performance of Encore are both subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore's business include, but are not limited to: amount, nature and timing of capital expenditures; drilling of wells; timing and amount of future production of oil and natural gas; operating hazards; operating costs and other expenses and marketing of oil and natural gas. Actual results could differ materially from those presented in the forward-looking statements. Encore undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Encore's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

(All data in thousands,
except per share data)                                         Three             Three
                                                           Months Ended      Months Ended
                                                          March 31, 2003    March 31, 2002
                                                          --------------    --------------
                                                                    (unaudited)
Statement of Operations Data:
Revenues:
  Oil                                                      $      46,432    $      26,686
  Natural Gas                                                      9,355            5,611
                                                           -------------    -------------
Total Revenues                                                    55,787           32,297
Operating expenses:
  Lease operations                                                 8,953            6,817
  Production, ad valorem and severance taxes                       6,169            3,013
  General and administrative (excluding
   non-cash stock based compensation)                              2,450            1,493
  Non-cash stock based compensation                                  145               --
  Depletion, depreciation, and amortization                        7,783            8,559
  Derivative fair value gain                                      (1,260)            (653)
  Other operating                                                    170              139
                                                           -------------    -------------
Total operating expenses                                          24,410           19,368
                                                           -------------    -------------
Income from operations                                            31,377           12,929
Interest and other                                                (4,124)          (1,462)
                                                           -------------    -------------
Income before income taxes                                        27,253           11,467
Provision for income taxes - current                                (767)            (430)
Provision for income taxes - deferred                             (9,371)          (3,927)
                                                           -------------    -------------
Net income before cumulative effect of
 accounting change                                                17,115            7,110
  Cumulative effect of accounting
   change, net of taxes                                              863               --
                                                           -------------    -------------
Net income                                                 $      17,978    $       7,110
                                                           =============    =============

(All data in thousands,
except per share data)                                         Three             Three
                                                           Months Ended      Months Ended
                                                          March 31, 2003    March 31, 2002
                                                          --------------    --------------
                                                                    (unaudited)
Net income before cumulative effect of
 accounting change per common share:
  Basic                                                    $       0.57    $       0.24
  Diluted                                                          0.57            0.24
Net income per common share:
  Basic                                                    $       0.60    $       0.24
  Diluted                                                          0.59            0.24
Weighted average number of common shares
 outstanding:
  Basic                                                          30,037          30,030
  Diluted                                                        30,221          30,052

Condensed Statement of Cash Flows:
Operating activities
Net income                                                 $     17,978    $      7,110
  Non-cash and other items                                       17,839          11,510
  Changes in operating assets and
   liabilities                                                  (10,108)         (1,376)
                                                           ------------    ------------
Net cash provided by operating activities                        25,709          17,244

Net cash used in investing activities                           (23,132)        (71,083)
Financing activities
  Exercise of stock options                                         732              --
  Net proceeds (payments) on debt                                (8,000)         53,893
                                                           ------------    ------------
Net cash provided by (used in) financing
 activities                                                      (7,268)         53,893

                                                           ------------    ------------
Increase (decrease) in cash and cash
 equivalents                                                     (4,691)             54
Cash and cash equivalents, beginning of
 period                                                          13,057             115
                                                           ------------    ------------
Cash and cash equivalents, end of period $                        8,366    $        169
                                                           ============    ============

                                                     March 31,      December 31,
                                                       2003            2002
                                                   -------------   -------------
                                                    (unaudited)
Condensed Balance Sheet:
  Total assets                                     $     572,898   $     549,896
                                                   =============   =============
    Liabilities                                    $      98,639   $      87,630
    Long-term debt                                       158,000         166,000
    Equity                                               316,259         296,266
                                                   -------------   -------------
  Total liabilities and equity                     $     572,898   $     549,896
                                                   =============   =============
 Working capital                                   $      17,683   $      12,489

                                            Three           Three
                                         Months Ended    Months Ended
                                        March 31, 2003  March 31, 2002
                                        --------------  --------------
Selected Financial Data:

Production:
  Oil Volumes (MBbls)                           1,666           1,395
  Gas Volumes (MMcf)                            1,933           2,157
  Combined Volumes(MBOE)                        1,988           1,755

Daily production:
  Oil Volumes (Bbls)                           18,509          15,500
  Gas Volumes (Mcf)                            21,475          23,967
  Combined Volumes(BOE)                        22,088          19,494

Average prices:
  Oil ($/Bbl)                            $      27.87    $      19.13
  Gas ($/Mcf)                                    4.84            2.60
  Combined Volumes ($/BOE)                      28.06           18.41

Average costs ($/BOE):
Lease operations expense                 $       4.50    $       3.89
Production, ad valorem and severance tax         3.10            1.72
G&A (excluding non-cash stock based
 compensation)                                   1.23            0.85
DD&A                                             3.92            4.88

               Commodity Derivative Summary as of March 31, 2003

Oil Hedges

                                          Daily                                                        Daily
                                          Floor           Floor         Daily           Cap            Swap
                                          Volume          Price      Cap Volume        Price          Volume
  Period                                  (Bbls)        (per Bbl)       (Bbls)       (per Bbl)        (Bbls)
                                       ------------   ------------   ------------   ------------   ------------
Apr - June 2003(a)                           12,000   $      21.25          7,500   $      26.93          1,000

July - Dec 2003(a)                            9,500   $      21.05          7,000   $      27.14             --

Jan - June 2004                               4,500   $      21.00          4,500   $      27.94             --

July - Dec 2004                                 500   $      21.00            500   $      26.00             --

(a) For calendar 2003, Encore has short puts in place for 500 bpd at $17/bbl, which are not reflected in the above amounts. Additionally, the following table summarizes our open basis swap positions, which are not reflected in the above amounts:

                  Daily Volume
     Period          (Bbls)         Encore Pays       Encore Receives
----------------  ------------   ----------------   -------------------
Apr - Dec 2003        1,500      Platts WTS+$1.87     NYMEX WTI
Apr - June 2003       3,000      P-Plus               $ 4.76
May 2003              1,000      P-Plus               $ 4.91
Apr - Dec 2003        2,000      Platts Mars          Platts WTI - $3.95
May - Dec 2003        1,000      Platts Mars          Platts WTI - $4.03


Natural Gas Hedges

                               Daily           Floor                                       Daily
                               Floor           Price         Daily           Cap           Swap
                               Volume          (per       Cap Volume        Price          Volume
  Period                        (Mcf)          Mcf)          (Mcf)        (per Mcf)        (Mcf)
-----------------           ------------   ------------   ------------   ------------   ------------
 Apr - Dec 2003                    7,500   $       3.17          2,500   $       6.83          2,500

 Jan - Dec 2004                    5,000   $       3.25          5,000   $       6.10             --


SOURCE: Encore Acquisition Company

Encore Acquisition Company, Fort Worth
Morris B. Smith, 817/339-0908
Rani M. Wainwright, 817/339-0919